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                                                                     EXHIBIT 3.3

                                 FIRST AMENDMENT
                                       TO
                      THE INSPIRE INSURANCE SOLUTIONS, INC.
                                     BYLAWS


         This First Amendment to the INSpire Insurance Solutions, Inc. Bylaws, dated as of July 30, 1997 (the "Bylaws"), hereby amends the Bylaws as follows effective as of March 27, 1998:

         1. Section 2.5.4. is hereby amended and restated to read in its entirety as follows:

                  "Section 2.5.4. Required Vote. When a quorum is present at any meeting, the vote of the holders of capital stock of the Company representing a majority of the votes of all capital stock of the Company entitled to vote thereat and present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or the articles of incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. "Broker non-votes" (as defined in this Section 2.5.4) will be counted for the purpose of determining the presence of a quorum at any meeting but will be treated as not present and not entitled to vote on any applicable matter. For purposes of this
         Section 2.5.4, "broker non-votes" are shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon."

         2. As amended and restated by the foregoing, the Bylaws shall remain in full force and effect.


                                   INSPIRE INSURANCE SOLUTIONS, INC.


                                   By:
                                      ------------------------------------
                                      F. George Dunham, III
                                      President and Chief Executive Officer